UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
May 23, 2006
AIRGAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9344	56-0732648

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283

(Address of principal executive offices)
Registrant’s telephone number, including area code: (610) 687-5253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
Signatures
Airgas, Inc. Deferred Compensation Plan II (effective July 1, 2006)

Item 1.01 Entry into a Material Definitive Agreement
Deferred Compensation Plan
     On May 23, 2006, the Board of Directors of Airgas, Inc. (“the Company”) approved the Airgas, Inc. Deferred Compensation Plan II (“the Plan”), which will be effective July 1, 2006. The purpose of the Plan is to permit non-employee directors and a select group of highly compensated employees of the Company and its subsidiaries to defer the receipt of income which would otherwise become payable to them. It is intended that the Plan, by providing this deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability.
     Plan participation is limited to non-employee directors and those key employees who are designated by the committee, selected by the Board of Directors to administer the Plan, as eligible to participate in the Plan. The Plan permits the deferral of up to 75% of a participant’s salary, and up to 100% of a participant’s bonus or director’s fees. Generally, a participant must elect to defer his or her salary or directors fees in the year before the year the salary or fees are earned, and a participant must elect to defer his or her bonus at least six months before the end of the performance measurement period for that bonus. Participant deferrals will be credited to a bookkeeping account that will track valuation funds selected by the participant from a family of funds made available by the Company under the Plan. Earnings, gains and losses (“interest”) will be credited or debited to a participant’s account based on earnings, gains and losses of the valuation funds elected by the participant. Participant deferrals and interest credited or debited to the Participant’s account are fully vested. However, participant deferrals are not protected from investment risk.
     Distributions from a participant’s account generally will be made on a participant’s separation from service with the Company, unless a participant elects a specified date, which must be at least three years after the date the deferrals are originally made. A participant may also elect to have distributions made on the earlier of the specified date or separation from service. Distributions will be made in a lump sum or annual, monthly or quarterly installments for periods between two and fifteen years, as elected by the participant. A participant’s ability to change his or her elections is restricted. A participant also may receive a distribution in the event of an unforeseeable emergency.
     The Plan is an unfunded plan. The obligation to make benefit payments under the Plan is solely an obligation of the Company. However, the Company may establish one or more trusts to assist in the payment of benefits. Any assets held by such a trust will be available to the Company’s general creditors in the event of insolvency. Plan participants are unsecured creditors, with no secured or preferential rights to any assets of the Company. At its sole discretion, the Board may at any time partially or completely terminate the Plan. Distributions may be made from participant accounts upon certain plan terminations if permitted by the Board.
Fiscal 2007 Bonus Targets
     On May 23, 2006, the Governance and Compensation Committee (the “Committee”) of the Board of Directors of the Company established the performance criteria, performance targets and specific target awards for each of the participants for fiscal 2007 for the Company’s executive officers under the 2004 Executive Bonus Plan (the “Bonus Plan”). The Committee determined that, except with respect to the Division Presidents, 70% of the awards will be based on the Company’s attainment of specified targets relating to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), and 15% will be payable based on the Company’s attainment of specified targets relating to return on capital. With respect to the Division Presidents’ awards, 10% will be based on the Company’s attainment of overall EBITDA, 55% will be based on the attainment of EBITDA by the Division President’s operating companies, and 10% will be based on the attainment of return on average capital employed by the Division President’s operating companies. In addition to the bonuses paid under the Bonus Plan, 15% of the executives’ bonuses will be based on individual performance. In addition to the bonuses paid under the Bonus Plan, 15% of the Divisional Presidents’ bonuses will be based on their operating companies meeting specific growth initiatives and 10% will be based on individual performance. The Bonus Plan was previously attached as Appendix C to the Company’s 2003 definitive proxy statement and was filed as Exhibit 10.14 to the Company’s March 31, 2005 Form 10-K.
Item 9.01 Financial Statements and Exhibits
(a) None
(b) None
(c) Exhibits.
          99.1 — Airgas, Inc. Deferred Compensation Plan II (effective July 1, 2006)

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AIRGAS, INC.
   (Registrant)

BY:	/s/ Robert M. McLaughlin

Robert M. McLaughlin
Vice President & Controller
DATED: May 30, 2006